                                                                   EXHIBIT 10.1

*** Certain information (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.



                                    AGREEMENT

                                     BETWEEN

                          WOMEN FIRST HEALTHCARE, INC.

                                       AND

                             HOFFMANN-LA ROCHE INC.

                                TABLE OF CONTENTS



DEFINITIONS                                          PAGE
ARTICLE 1 - DEFINITIONS

    1.1     Product                                   2
    1.2     FDA                                       2
    1.3     NDA                                       2
    1.4     IND                                       2
    1.5     Technical Information                     2
    1.6     Effective Date                            3
    1.7     Territory                                 3
    1.8     Affiliate                                 3
    1.9     Term                                      3
    1.10    Singular/Plural                           3

ARTICLE 2 - GRANT

    2.1     NDA                                       4
    2.2     Perfecting Rights                         4
    2.3     Trademarks                                5
    2.4     Housemarks                                6

ARTICLE 3 - RESPONSIBILITIES AND COORDINATION

    3.1     Product Approval Efforts                  6
    3.2     Marketing Efforts                         7
    3.3     Medical Questions                         13
    3.4     Discussions                               13

    3.5     Coordinators                              14
    3.6     Quality Control                           15

ARTICLE 4 - SUPPLY OF PRODUCT

    4.1     Product Supply                            17
    4.2     Supplies                                  18
    4.3     Shipment                                  18
    4.4     Recalls                                   18

ARTICLE 5 - PAYMENT REPORTS AND AUDITS

    5.1     Amount                                    19
    5.2     Payment                                   19

ARTICLE 6 - LIABILITY

    6.1     Product Liability                         19
    6.2     Handling                                  20
    6.3     Notice                                    20
    6.4     Defense                                   21

ARTICLE 7 - WARRANTY

    7.1     Authority                                 21
    7.2     No Infringement                           22
    7.3     No Conflicts                              22
    7.4     Regulatory Approvals                      22
    7.5     Inventory                                 23
    7.6     Litigation                                24

    7.7     Limited Warranty                          24
    7.8     Risks                                     24

ARTICLE 8 - TERMINATION

    8.1     Termination                               24
    8.2     Bankruptcy                                25
    8.3     Termination Rights                        26

ARTICLE 9 - MISCELLANEOUS

    9.1     Force Majeure                             26
    9.2     Jurisdiction                              27
    9.3     Notices                                   27
    9.4     Press Releases                            27
    9.5     Captions                                  28
    9.6     Severability                              28
    9.7     Assignment                                29
    9.8     Entire Agreement                          29

    Exhibit 1 - List of Transfer Know-how             30
    Exhibit 2 - List of Transfer Supplies             32
    Exhibit 3 - Initial Press Release                 33

                                    AGREEMENT


        This Agreement made as of the 12th day of October, 2001 by and between Women First HealthCare, Inc., a corporation organized and existing under the laws of the State of Delaware, having offices at 12220 El Camino Real, Suite 400, San Diego, California 92130 (hereinafter referred to as "WFH") and Hoffmann-La Roche Inc., a corporation organized and existing under the laws of the State of New Jersey, having offices at 340 Kingsland Street, Nutley, New Jersey 07110 (hereinafter referred to as "ROCHE").

        WHEREAS, ROCHE has marketed in the United States of America ("USA") a human pharmaceutical product under the trademarks, Bactrim(TM)DS and Bactrim(TM), having sulfamethoxazole and trimethoprim as its active ingredients;

        WHEREAS, ROCHE and WFH have entered into a non-disclosure agreement, dated May 1, 2001 ("Non-Disclosure Agreement") under which ROCHE and WFH shared information with regard to the research, development, and commercialization of the above product;

        WHEREAS, ROCHE and its affiliates collectively have worldwide rights to the above product, including the trademarks; and

        WHEREAS, WFH desires to acquire rights to the above product in the USA and ROCHE desires to divest itself, either via sale or license, of rights to this product in the USA.

        NOW, THEREFORE, for and in consideration of the mutual covenants set forth herein, ROCHE and WFH agree as follows:

                             ARTICLE 1 - DEFINITIONS

        The following terms used in this Agreement shall have the meaning set forth in this Article:

1.1 "Product" shall mean a product sold in connection with the Bactrim trademark and having the active ingredients, sulfamethoxazole and trimethoprim, in all formulations, including finished dosage tablet, pediatric suspension or intravenous pharmaceutical form, for distribution or sale to an ultimate user, distributor, prescriber, or dispenser.

1.2     "FDA" shall mean the United States Food and Drug Administration.

1.3 "NDA" shall mean new drug application numbers 17-377, 17-560, and 18-374 covering the Products as well as all their supplements for which ROCHE has received approval from the FDA to market the Products.

1.4 "IND" shall mean any investigational new drug application numbers 11,565, 24,941, 6,132, and 8,455 covering the Products for which ROCHE has received approval from the FDA.

1.5 "Technical Information" shall mean any and all technical data, information, drawings, manuals, notes, reports, programs and other materials, including chemical manufacturing data, toxicological data and pharmacological data, clinical data, medical uses, formulations, specifications, quality control testing data, and submissions and correspondence to and from the FDA, adverse event files, documents related to drug efficacy study implementation, and IND safety reports and complaint files, in each case with regard to the Products, to the extent owned or controlled by ROCHE.

1.6     "Effective Date" shall mean October 12, 2001.

1.7 "Territory" shall mean the USA, its territories, commonwealths and possessions.

1.8 "Affiliate" shall mean: (i) an organization of which fifty percent (50%) or more of the voting stock is controlled or owned, directly or indirectly, by either party to this Agreement; (ii) an organization which directly or indirectly owns or controls fifty percent (50%) or more of the voting stock of either party to this Agreement; or (iii) an organization, the majority ownership of which is directly or indirectly common to the majority ownership of either party to this Agreement. Anything to the contrary in this paragraph notwithstanding, Genentech, Inc., a Delaware corporation, shall not be deemed an Affiliate of ROCHE bound by the terms and obligations of this Agreement.

1.9 "Term" shall mean the period of time beginning on the Effective Date and continuing until the later of (i) termination of the trademark license granted under Article 2.3 or (ii) one (1) year after the Effective Date.

1.10 In the definitions, the singular shall include the plural and vice versa.

                                ARTICLE 2 - GRANT

        2.1 NDA ROCHE hereby assigns and transfers to WFH all of ROCHE's right, title and interest in and to (i) the NDAs and (ii) the INDs in the Territory. ROCHE shall provide to WFH all Technical Information in ROCHE's possession that is necessary for making, having made, using, importing, and selling Products in the Territory.

        2.2 Perfecting Rights (a) ROCHE, upon request of WFH, shall as soon as reasonably practicable provide WFH with the Technical Information and shall execute any document necessary to perfect in WFH the ownership rights in the NDAs and INDs, as described in Article 2.1. WFH shall have the right to use such Technical Information in any manner WFH deems appropriate to make, have made, use, import and sell the Products in the Territory.

        (b) In the interest of avoiding the possibility of a dispute, the parties have prepared and agreed upon a list of Technical Information that is attached as Exhibit 1 to this Agreement ("Transfer Know-how") and made a part thereof. The list describes all the Technical Information that has been or shall be provided by ROCHE to WFH. ROCHE represents that the Transfer Know-how has sufficient Technical Information to permit ROCHE to make, use, and sell the Products in the Territory. In no event shall ROCHE be obligated to conduct research or generate Technical Information.

        (c)     (i)     Subject to clause (ii) below, as of the Effective
                        Date, ROCHE hereby assigns to WFH all of its rights, title, interests and claims in, and with respect to, its rights under all contracts to which ROCHE is a party related to the Products in the Territory to WFH, including managed care contracts.

                (ii) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any such contract or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way materially adversely affects the rights of WFH thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that WFH would not receive all such rights, ROCHE will cooperate with WFH, in all reasonable respects, to provide to WFH the benefits under any such contract, claim or right including without limitation enforcement for the benefit of WFH of any and all rights of ROCHE against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

        2.3 Trademarks ROCHE grants to WFH a sole and exclusive, royalty-free license to use the Bactrim(TM) DS and Bactrim(TM) trademarks in the Territory for the sale of the currently existing forms of Products sold under the Bactrim(TM) DS and Bactrim(TM) trademarks. WFH shall be able to extend this sole and exclusive, royalty-free license to other Products in the Territory, such as new delivery forms, reformulations, and other such modified forms of Bactrim products, provided that (i) such other Products maintain the quality standards and goodwill that have become associated with the Bactrim(TM) DS and Bactrim(TM) trademarks and (ii) such other Products will not adversely impact upon the Bactrim(TM) DS and Bactrim(TM) trademarks outside the Territory. ROCHE may, at its sole option and discretion, terminate the trademark license and contemporaneously assign the Bactrim(TM) DS and Bactrim(TM) trademarks in the Territory to WFH.

        2.4 Housemarks ROCHE grants to WFH for a period of two (2) years beginning on the Effective Date permission for WFH to use ROCHE trademarks, including the ROCHE hexagon, that appear on Bactrim(TM) DS and Bactrim(TM) packaging materials in the inventory and related package inserts and marketing, sales, instructional and other accompanying literature existing as of the Effective Date ("ROCHE Housemarks") solely for the purpose of allowing WFH to sell such inventory and distribute such literature during such two (2) year period. WFH shall not copy, display, or otherwise use any ROCHE trademarks, other than the licensed Bactrim(TM) DS and Bactrim(TM) trademarks, in any advertising or promotional materials.

                  ARTICLE 3 - RESPONSIBILITIES AND COORDINATION

        3.1 Product Approval Efforts Subject to Articles 3.4 and 3.5, WFH, at its sole cost, shall be solely responsible for obtaining any approvals that may be necessary for transferring the Products to WFH. Moreover, WFH as soon as practicable (but not later than three (3) months after the Effective Date) shall assume full responsibility for maintaining the NDA including without limitation complying with FDA reporting requirements with respect to the Products. ROCHE will continue to perform all required stability testing for the Products manufactured by ROCHE prior to the Effective Date. ROCHE will provide to WFH all necessary information in its possession for the first annual report, which will be prepared and submitted by WFH.

        3.2 Marketing Efforts WFH, at its sole cost, shall be solely responsible for the marketing, distribution and sale of the Products in the Territory. Subject to the indemnification provisions in Article 6 below, as soon as practicable (but not later than one (1) month after the Effective Date, in the case of subsections (ii), (v) and (vi) below, and two (2) months after the Effective Date, in the case of subsections (i), (iii) and (iv) below) WFH assumes sole responsibility for the following actions with respect to the Products in the Territory:

                (i) responding to product and medical questions and complaints relating to the Products. ROCHE agrees that it shall refer any such complaints which it receives to WFH, as soon as reasonably practicable.

                (ii) handling all returns of the Products sold by or for WFH or its Affiliates in the Territory. However, ROCHE shall continue to handle and process all returns of the Product according to ROCHE's normal policies and procedures until April 30, 2003. Any returns received directly by WFH prior to April 30, 2003 shall be forwarded to ROCHE's designated facility at ROCHE's expense for handling of the returned Product and processing of customer credits, unless the Product is in a condition that allows it, under current good manufacturing practices of the FDA, as set forth in 21 C.F.R. Parts 210 and 211 ("GMP"), to be returned to inventory for resale by WFH, in which case WFH shall return the Product to its inventory. If the Product is returned to inventory for resale by WFH or if the return is in any other way readily identifiable as arising from a sale originally recorded by WFH, then WFH will bear the cost of the return and process the customer credit accordingly with no cost chargeable to ROCHE. Beginning April 1, 2003, ROCHE's liability for the cost of returns of the Product bearing the NDC codes included in the Product supplied under
                        Article 4.1 shall be capped at an average of nine thousand dollars ($9,000) per month. However, if WFH were to introduce Product to market under new NDC codes before April 1, 2003, then ROCHE's liability for the cost of returns of the product bearing the transferred NDC codes shall be limited to an average of nine thousand dollars ($9,000) per month from that time forward, applied on a quarterly basis with the remainder chargeable by ROCHE to WFH. Beginning May 1, 2003 and continuing thereafter, WFH shall handle all returns of the Product and process customer credits according to WFH's policies and procedures. WFH will charge ROCHE on a quarterly basis for returns of Product bearing NDC codes not included in the Product supplied to WFH under
                        Article 4.1. Any returns received directly by ROCHE after April 30, 2003 shall be forwarded to WFH or WFH's designated facility at WFH's expense for handling of the returned Product and processing of customer credits. WFH shall settle and bill ROCHE for ROCHE's share of returns activity on a calendar quarterly basis, subject to the nine thousand dollar ($9,000) average monthly cap for transferred NDCs noted above. WFH will continue to process and charge ROCHE for all returns of the Product under all NDC codes not included in the Product supplied under Article 4.1, until one year after the expiration date of the Product, from which date the returns will no longer be eligible for return credit to customers and ROCHE shall bear no further expense. In any event, WFH's charges to ROCHE shall be limited to amount of return credits actually processed and provided to customers for that period for those NDCs for which ROCHE retains liability for returns. Neither party shall take any action that would encourage or delay the return of any Product.

                (iii) subject to Article 4.4, handling all recalls of the Products in the Territory; provided however, recalls of any Products sold or otherwise distributed by ROCHE other than to WFH shall be the responsibility of ROCHE and not WFH.

                (iv) communicating with any governmental agencies and satisfying their requirements regarding the authorization and/or continued authorization to market the Products in commercial quantities in the Territory.

                (v) handling distribution, inventory and receivables with respect to the Products in the Territory, other than receivables accrued prior to October 1, 2001.

                (vi) communicating with dispensers, distributors, end-users unless WFH solicits and ROCHE agrees to participate in such communication.

        (b) From October 1, 2001 until the earlier of (i) such time as WFH assumes responsibility for the actions enumerated above or (ii) one month from the Effective Date, ROCHE shall continue to fill orders for Products and accept returns. Any sales of Products by ROCHE pursuant to this Article 3.2(b) shall be for the account of WFH, and ROCHE shall remain responsible for handling any recalls or returns with respect to such sales. For amounts billed by ROCHE on behalf of WFH on or after October 1, 2001, ROCHE shall remit the related Net Receipts to WFH on a monthly basis as outlined below. "Net Receipts" means the amount invoiced by ROCHE on behalf of WFH for sales of Product in the Territory less (i) freight and insurance, or similar costs which are incurred by ROCHE on behalf of WFH as customary terms offered to customers for the sale of Product,
(ii) cash discounts, or similar costs which are taken off invoice as customary terms offered to customers for the sale of Product, and (iii) bad debt as specifically incurred and agreed between ROCHE and WFH. The following is the formula to be used in the Net Receipts calculation.


                            Net Receipts Calculation
--------------------------------------------------------------------------------

       100.00%     Gross amounts billed for Bactrim by ROCHE on behalf of WFH

        -2.00%     Minus: cash discounts

         -.2%      Minus: freight and insurance
       -----
        97.8%      Net Receipts: Percent of billings due to WFH

Note: Bad debt write-offs for uncollectible amounts billed by ROCHE on behalf of WFH will be documented by ROCHE as incurred and settled between the parties on a case-specific basis.

        Wherever practical, ROCHE and WFH will work to transfer the processing and payment of rebates related to sales of those NDCs of the Product supplied to WFH under Article 4.1 to WFH as soon as possible after the Effective Date. Each rebate related to the NDCs, including Medicaid rebates, shall be allocated between the parties based upon a ratio for ROCHE and a ratio for WFH, determined with reference to the reimbursement period for each rebate and administrative fee (the "Period"). (Accordingly, there may be a different Period for calculating rebates and administrative fees). The ROCHE ratio shall be the number of days in the Period before October 1, 2001 divided by the total number of days in the Period. The WFH ratio shall be the number of days in the Period beginning October 1, 2001 divided by the total number of days in the Period. For each rebate or administrative fee, (i) ROCHE shall be responsible for an amount equal to the ROCHE ratio times each rebate or each administrative fee due for the Period, and (ii) WFH shall be responsible for an amount equal to the WFH ratio times each rebate or each administrative fee due for the Period.

        For those sales of the Product bearing NDCs previously sold by ROCHE and which NDCs were not included in the Product supplied under Article 4.1, ROCHE shall retain responsibility for all rebates subsequently charged.

        ROCHE shall notify all parties with purchase contracts covering the NDCs of the Product supplied under Article 4.1 that the contract will terminate as to those NDCs of the Product in accordance with its terms which in no case shall exceed sixty
(60) days. Each chargeback (including disputed chargebacks) that is received before October 1, 2001 or during the six (6) week period immediately thereafter (the "Chargeback Period") shall be the obligation of ROCHE. Should WFH have paid any chargebacks during the Chargeback Period, ROCHE shall reimburse WFH for the payment of such chargeback within fifteen (15) business days of receipt of a request for payment, including reasonably sufficient supporting data, from WFH. After this Chargeback Period, all chargebacks for the transferred NDCs shall be the obligation of WFH. For one year after the Effective Date, unless agreed otherwise by the parties, ROCHE agrees to process all chargebacks in the ordinary course of business consistent with past practices, and pass those charges along to WFH accordingly. For those sales of the Product bearing NDCs previously sold by ROCHE and which NDCs were not included in the Product supplied under Article 4.1, ROCHE shall retain responsibility for all chargebacks subsequently charged. ROCHE shall provide WFH with all documentation related to any rebates, administrative fees and chargebacks under assigned contracts or assumed contractual obligations on a quarterly basis.

        (i) Within fifteen (15) business days after the end of each month, ROCHE shall send a report summarizing the calculation of Net Receipts for such month. ROCHE shall remit to WFH payment for Net Receipts by wire transfer within thirty (30) business days after the end of such month. Payment for Net Receipts shall continue so long as ROCHE continues to invoice customers for sales of Product on behalf of ROCHE.

        (ii) Within fifteen (15) business days after the end of each quarter, ROCHE shall send an invoice and a report summarizing all rebates, Medicaid rebates, administrative fees, chargebacks, credit for returned goods, to the extent such amounts are owed by WFH and paid by ROCHE. WFH shall remit payment for such invoice, within fifteen (15) business days after receipt of such invoice.

        (iii) Within fifteen (15) business days after the end of each quarter, WFH shall send an invoice and a report summarizing all credit for returned goods, if any, to the extent such amounts are owed by ROCHE and paid by WFH. ROCHE shall remit payment for such invoice, within fifteen (15) business days after receipt of such invoice.

        3.3 Medical Questions No later than fifteen (15) days after the Effective Date, ROCHE shall provide WFH with such Transfer Know-how which would enable WFH to respond properly and promptly to medical questions or complaints with respect to the Products. For up to two (2) months after the Effective Date both parties shall coordinate responses to questions and complaints regarding the Products, with WFH assuming complete responsibility at the earliest possible date. After such two (2) month period (or earlier assumption of responsibility by WFH), WFH shall be solely responsible for responding to all medical questions or complaints and ROCHE shall immediately refer any such medical questions or complaints, including all notices of adverse findings, adverse event files and safety reports, to WFH for handling.

        3.4 Discussions (a) For the period of time beginning on the Effective Date and continuing for one (1) year thereafter, ROCHE shall provide WFH with all transitional services with respect to the Product and/or the Transfer Know-how necessary to successfully transfer the Bactrim business to WFH. The first fifty
(50) person hours of transitional services will be provided in a manner reasonably requested by WFH and at no cost to WFH. Thereafter, transitional services will be provided in a manner reasonably requested by WFH and at the rate of three hundred dollars per hour per person ($300/hr/person). Neither party shall have an obligation to continue any discussions with the other party with respect to the Products and/or the Technical Information after this one (1) year period. In no event or at any time will ROCHE be obligated to conduct any research or development activities or make any expenditures in time or money in research or development whatsoever with respect to the Products.

        3.5 Coordinators (a) To encourage a prompt and efficient transfer of responsibility and for obtaining FDA approval, the parties shall each appoint one (1) authorized representative with respect to regulatory matters and one (1) authorized representative with respect to business and commercial matters, between whom communications will be conducted ("Coordinator(s)"). Each party will notify the other as to the name of the representatives so appointed. Either party may appoint a new Coordinator at any time, upon written notice to the other party. The Coordinators may confer and periodically meet to coordinate the transfer of the Products from ROCHE to WFH, with the regulatory Coordinators and business/commercial Coordinators meeting separately or together as a group. Each party may identify additional representatives with specific expertise so as to form a Transition Team headed by the Coordinators for transferring responsibility to WFH.

           (b) Consistent with Article 3.1, the Coordinators shall establish a time schedule, acceptable to both parties, for the transfer of the NDA to WFH. Each party shall be responsible for its costs with respect to participation on the Transition Team. Neither party may obligate the other party in any way, financially or legally, with respect to the transfer of the manufacture of the Products, obtaining or maintaining FDA approval of the Products or commercialization of the Products.

        3.6 Quality Control (a) WFH acknowledges the goodwill and reputation that has been associated with the ROCHE Housemarks and the Bactrim(TM) DS and Bactrim(TM) trademarks, over the years, and shall use these trademarks for which rights are granted in this Agreement in a manner that maintains and promotes such goodwill and reputation. WFH shall take all reasonable precautions and actions to protect the goodwill and reputation that has inured to the ROCHE Housemarks and the Bactrim(TM) DS and Bactrim(TM) trademarks, shall refrain from doing any act that is reasonably likely to impair the reputation of the ROCHE Housemarks and the Bactrim(TM) DS and Bactrim(TM) trademarks, and shall cooperate fully with ROCHE to protect the ROCHE Housemarks and the Bactrim(TM) DS and Bactrim(TM) trademarks. Full cooperation shall include WFH permitting ROCHE, upon reasonable notice, to inspect manufacturing and packaging facilities to the extent necessary to ensure that Product that maintains and promotes the goodwill and reputation of the trademarks.

        (b) WFH shall use commercially reasonable efforts to ensure that Products will be manufactured in accordance with the applicable formulations and/or product specifications used by or reasonably acceptable to ROCHE, and that the packaging and promotional materials for the Products and samples of the Products themselves

(collectively these materials and samples are referred to as "Materials") will be offered by WFH to ROCHE for approval to ensure a level a quality consistent with the reputation of ROCHE.

        (c) WFH shall not use the ROCHE Housemarks other than as they appear on Bactrim(TM) DS and Bactrim(TM) Materials in the inventory existing as of the Effective Date. WFH shall not use the Bactrim(TM) DS and Bactrim(TM) trademarks in connection with any Materials without the prior written approval of ROCHE, such approval not to be unreasonably delayed or withheld. Accordingly, WFH agrees to furnish ROCHE for its inspection samples of all such Materials for ROCHE's prior approval. ROCHE agrees to provide WFH with any written comments or objections, or written approval, as soon as reasonably possible and within fifteen (15) business days of its receipt of any such Materials. Any Materials not disapproved in writing by ROCHE within such fifteen (15) business day period shall be deemed to have been approved.

        (d) If any Materials that are submitted to ROCHE are disapproved, then ROCHE shall specify the reasons for disapproval in writing and help suggest a solution. Upon its receipt of a notice of disapproval, WFH may proceed to cure any causes for disapproval and may resubmit the Materials for approval. This process shall continue until such Materials are approved by ROCHE.

        (e) If quality standards or goodwill related to the Bactrim(TM)DS and Bactrim(TM)trademarks is materially diminished by WFH, then ROCHE shall have the right to revoke the trademark license; provided that ROCHE shall provide WFH with advance notice of any such material diminution in standards or goodwill and a reasonable opportunity (of not less than thirty (30) days) to cure such diminution of standards and goodwill. If the cure of such diminution of standards and goodwill is not reasonably achievable in such thirty (30) day period but WFH demonstrates that it has taken substantial steps toward such cure during the initial thirty (30) day period, then WFH shall be permitted to continue to pursue such cure for an additional thirty (30) days provided such additional time shall not cause a material diminution of the Bactrim(TM)trademark outside the Territory. The rights granted under this Agreement are exclusive to the Territory. Accordingly, WFH shall avoid making sales that would likely result in Product being shipped outside the Territory.

        (f) Notwithstanding the covenants with respect to goodwill and quality standards set forth in this Article 3.6 or any other provision of this Agreement, the parties acknowledge that WFH shall have no obligation to make, have made, use, or sell the Product in the Territory or otherwise pursue the Bactrim business.

                          ARTICLE 4 - SUPPLY OF PRODUCT

        4.1 Product Supply As soon as practicable (but not more that fifteen
(15) days after the Effective Date), ROCHE shall provide to WFH half (1/2) of the supply of Products designated for sale in the Territory then in the possession and control of ROCHE which have thereon labeling prepared by ROCHE. Between fifteen (15) days after the Effective Date and forty-five (45) days after the Effective Date, ROCHE shall provide to WFH what remains of the other half (1/2) of the supply of Products designated for sale in the Territory then in the possession and control of ROCHE which have thereon labeling prepared by ROCHE. Such total supply of Products as of the

Effective Date shall consist of at least the number of Bactrim(TM) tablets indicated on Exhibit 2.

        4.2 Supplies ROCHE shall transfer to WFH within sixty (60) days after the Effective Date its entire inventory of supplies related to the manufacture of the Products. In the interest of avoiding the possibility of a dispute, the parties have prepared and agreed upon a list of supplies that is attached as
Exhibit 2 to this Agreement ("Transfer Supplies") and made a part thereof. At WFH's request, ROCHE will transfer less than the entire inventory of Transfer Supplies and will dispose of the remaining Transfer Supplies.

        4.3 Shipment All shipments of Products and Transfer Supplies under
Article 4, will be F.O.B. origin (for most Products this will be Joppa, Maryland).

        4.4 Recalls If either WFH or ROCHE believes a recall of a Product provided to WFH under Article 4.1 is required or desirable, both parties shall cooperate fully regarding the investigation and disposition of such matter. If any recall of a Product is agreed by the parties or required by any governmental authority, the cost of such recall shall be borne by the party(s) which has caused the conditions causing such recall. The other party shall be entitled to such credits, replacements, reimbursements and allowances from the causing party as shall be necessary in order to assure that all cost reasonably incurred by the other party to effect such recall are paid or reimbursed by the causing party.

                              ARTICLE 5 - PAYMENTS

        5.1 Amount WFH shall pay to ROCHE six million dollars ($6,000,000) on the Effective Date.

        5.2 Payment The payment due hereunder shall be paid by wire transfer to:

                      Hoffmann-La Roche Inc.
                      Account No. 323839614 at
                      Chase Manhattan Bank
                      New York, New York 10004
                      Chase ABA Routing No. 021000021

                              ARTICLE 6 - LIABILITY

        6.1 Product Liability Without limiting any of the obligations of either party under this Agreement, each party shall indemnify and hold harmless the other party, the other party's past, present and future directors, officers, employees and agents and all persons acting on their behalf, from and against any and all losses, claims, obligations, liens, encumbrances, liabilities, penalties, causes of action, costs and expenses, (including, without limitation, costs and expenses of defense, orders, judgments, fines, amounts paid in settlements and reasonable attorneys' fees and expenses), and damages, including, without limitation, injury to or death of persons (including, without limitation, employees or agents of either party) and/or damage to or loss (including, without limitation, loss of use of or destruction of any property (including without limitation, property of ROCHE or WFH, or their respective employees or agents) whether the foregoing are based in contract, warranty, negligence, strict liability, other tort, or any other legal theory, in connection with any of the activities contemplated or encompassed under this Agreement, arising out of, or incident to, (a), in the case of ROCHE, the negligent act or omission of ROCHE, its past, present and future directors, officers, employees and agents and all persons acting on their behalf ("Related Parties"), with respect to the Products provided under Article 4.1, including the manufacture by ROCHE and its Related Parties of the Products provided under Article 4.1, (b) also in the case of ROCHE, the research, manufacture, use or sale of Products by ROCHE and its Related Parties before the Effective Date, including the claims related to that certain litigation related to Teresa Campbell, and (c), in the case of WFH, the research, manufacture, use or sale of Products by WFH and its Related Parties on or after the Effective Date.

        6.2 Handling Subject to Article 6.1, each party assumes the responsibility of any personal or property injury arising from its own handling and own use of the Products.

        6.3 Notice Whenever any claim shall arise for indemnification under
Article 6.1, the party being indemnified ("indemnitee") shall promptly notify the indemnifying party ("indemnitor") of the claim and, when known, the facts constituting the basis for such claim ("Notice"). The indemnitee shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the indemnitor (which shall not be unreasonably withheld) unless suit shall have been instituted against the indemnitee and the indemnitor shall not have taken control of such suit after notification thereof as provided in Article 6.4. Any and all obligations for indemnification under Article 6.1 shall expire if a party does not receive Notice during the Term of the Agreement.

        6.4 Defense In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnitor at its sole cost and expense, may, upon written notice to the indemnitee, assume the defense of any such claim or legal proceeding if it acknowledges to the indemnitee in writing its obligations to indemnify the indemnitee with respect to all elements of such claim. Such acknowledgment shall be without prejudice to establishing that no obligation to indemnify exists during such legal proceedings. The indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the indemnitor does not assume the defense of any such claim or litigation resulting therefrom, (a) the indemnitee may defend against such claim or litigation, after giving notice of the same to the indemnitor, on such terms as the party may deem appropriate, and
(b) the indemnitor shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the indemnitor thereafter seeks to question the manner in which the indemnitee defended such third party claim or the amount or nature of any such settlement, the indemnitor shall have the burden to prove by clear and convincing evidence that the indemnitee did not defend or settle such third party claim in a reasonably prudent manner.

                              ARTICLE 7 - WARRANTY

        7.1 Authority Each party warrants and represents that it has the authority to enter into this Agreement and to carry out the terms and obligations hereunder.

        7.2 No Infringement Other than as described in that certain agreement between ROCHE and Miles Laboratories, Inc. dated March 1, 1971 , ROCHE represents that it has no knowledge of any outstanding and unresolved claim or accusation that the Bactrim(TM) DS or Bactrim(TM) trademarks infringe or may infringe any third-party marks or rights. As used in this Agreement, the term "knowledge" means the cognition by a party of a fact after inquiry of an employee in the area to which the fact pertains.

        7.3 No Conflicts ROCHE represents that it has no knowledge of any outstanding agreements or understandings of any kind, either written, oral or implied, regarding the Products or the Bactrim(TM) DS and Bactrim(TM) trademarks which are inconsistent or in conflict with any provision of this Agreement.

        7.4 Regulatory Approvals (a) ROCHE represents that to its knowledge the NDAs described in Article 1.3 are in full force and effect and ROCHE has received no notice from the FDA that challenges and questions the status of the NDAs. ROCHE further represents that to its knowledge ROCHE has made available true and correct copies to WFH of all Regulatory Approvals (defined below) related to the Product, including the NDAs described in Article 1.3, and has obtained all of the necessary Regulatory Approvals relating to the manufacture and sale of the Product in the Territory as currently conducted and has not failed to obtain any such Regulatory Approval which could reasonably be expected to have a material adverse effect on the ability of WFH to make, have made, use, or sell the Product in the Territory.

        (b) ROCHE represents that to its knowledge ROCHE has conducted and is currently conducting (if applicable) the manufacturing, promotion, advertising, marketing and sale of the Product in compliance with all applicable laws, rules, regulations and court or administrative orders and processes. ROCHE represents that to its knowledge ROCHE has not received any written notice of violation of any applicable law, regulation or requirement relating to the Product within the past five (5) years.

        (c) "Regulatory Approvals" means, to the extent they relate to the Product and to the extent owned or licensed by ROCHE, the NDAs and INDs described in Articles 1.3 and 1.4, all supplements thereto and all regulatory files relating thereto, and any and all (i) regulatory filings and supporting documents, clinical studies and tests (excluding DEA licenses, and wholesale, distributor and pharmacy licenses) relating to the Product; and (ii) records maintained under GMP, or other record keeping or reporting requirements of the FDA, the Environmental Protection Agency, the Occupational Health and Safety Administration or any other governmental or regulatory authorities, including all investigational new drug applications, FDA warning letters, FDA notices of adverse finding letters, FDA audit reports (including any responses to such reports), all other correspondence and communications with governmental or regulatory authorities in connection with the Product, adverse event files, documents related to drug efficacy study implementation, and IND safety reports and complaint files with respect to the Product.

        7.5 Inventory ROCHE's inventory of Products designated for sale in the Territory as of the Effective Date consists of the number of Bactrim(TM) and Bactrim(TM) DS tablets indicated on Exhibit 2. Such inventory was acquired and has been maintained in accordance with ROCHE's regular business practices and consists of Products saleable in the ordinary course of the Bactrim business.

        7.6 Litigation Except for that certain litigation related to Teresa Campbell, which ROCHE will continue to be solely responsible for and indemnify WFH against, ROCHE represents that to its knowledge (i) there are no actions, suits, proceedings, investigations, arbitration proceedings or other proceedings pending or threatened against or affecting the Products, and (ii) there is not currently outstanding against ROCHE any judgment, decree, injunction, rule, order or award of any governmental or regulatory authority or arbitrator relating to the Products.

        7.7 Limited Warranty Technical Information is being provided to WFH with NO WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Products are being provided with NO WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

        7.8 Risks While ROCHE shall cooperate with WFH in accordance with
Article 3, ROCHE, inter alia, can not ensure WFH's ability to (i) obtain or maintain FDA approval to commercialize any Products, (ii) successfully manufacture any Products or (iii) market the Products to obtaining any level of sales. WFH agrees that ROCHE does not assume any risks or responsibility for WFH obtaining or not obtaining any sales of the Products for any reason other than breach of the representations or warranties set forth in this Article 7.

                             ARTICLE 8 - TERMINATION

        8.1 Termination During the Term of the Agreement, failure by either party to comply with any of the respective material obligations and conditions contained in this

Agreement shall entitle the other party to give the party in default written notice requiring it to make good such default. If such default is not cured within thirty (30) days after receipt of such notice, the notifying party shall be entitled (without prejudice to any of its other rights conferred on it by this Agreement) to terminate the entire Agreement to take effect immediately. However, if the cure of such default is not reasonably achievable in such thirty
(30) day period but the defaulting party demonstrates that it has taken substantial steps toward such cure during the initial thirty (30) day period, such defaulting party shall be permitted to continue to pursue such cure for an additional thirty (30) days. The right of either party to terminate this Agreement shall not be affected in any way by its waiver of or failure to take action with respect to any previous default.

        8.2 Bankruptcy The trademark license provided for in Article 2.3 of this Agreement, at ROCHE's option, shall terminate upon (i) an adjudication of WFH as bankrupt or insolvent, or WFH's admission in writing of its inability to pay its obligations as they mature; or (ii) an assignment by WFH for the benefit of creditors; or (iii) WFH's applying for or consenting to the appointment of a receiver, trustee or similar officer for any substantial part of its property or such receiver, trustee or similar officers appointment without the application or consent of WFH, if such appointment shall continue undischarged for a period of ninety (90) days; or (iv) WFH's instituting (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency arrangement, or similar proceeding relating to WFH under the laws of any jurisdiction; or (v) the institution of any such proceeding (by petition, application or otherwise) against WFH, if such proceeding shall remain undismissed for a period of ninety
(90) days or
the issuance or levy of any judgment, writ, warrant of attachment or execution or similar process shall not be released, vacated or fully bonded within ninety
(90) days after its issue or levy.

        8.3 Termination Rights (a) Termination of this Agreement for any reason shall be without prejudice to:

                (i) the rights and obligations hereunder that survive termination; and

                (ii) any other remedies which either party may then or thereafter have hereunder.

            (b) ROCHE's rights to the payments under Articles 4 and 5 shall survive termination.

                            ARTICLE 9 - MISCELLANEOUS

        9.1 Force Majeure The performance by either party of any covenant or obligation on its part to be performed hereunder shall be excused if contingencies beyond its control occur, such as strikes or other work stoppage, lock-outs, riots, wars, whether war is declared or not, acts of God, invasion, fire, explosions, floods, storms, delay of carrier, and acts of government or governmental agencies or instrumentalities. Each party will notify the other immediately should any contingency occur and of the period such inability to perform is expected to continue. Both parties will be excused of their covenants and obligations during the period in which such inability to perform exists.

        9.2 Choice of Law Any dispute regarding this Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey.

        9.3 Notices Any notice required or permitted to be given hereunder shall be considered properly given if hand delivered or sent by certified return receipt mail to the respective address of each party as follows:

                       Women First HealthCare, Inc.
                       12220 El Camino Real, Suite 400
                       San Diego, California 92130
                       Attention: President

                                  and

                       Hoffmann-La Roche  Inc.
                       340 Kingsland Street
                       Nutley, NJ   07110
                       Attention: Corporate Secretary

or to such other person or address as the addressee shall have last furnished in writing to the addressor, with the notice to be effective upon receipt.

        9.4 Press Releases (a) ROCHE, upon transfer of the Products and NDAs to WFH, will issue a press release intended to reach pertinent audiences which prescribe, dispense or distribute the Product. The press release shall be subject to review and approval by WFH (which approval shall not be unreasonably withheld) and advise of the transfer of the Products and the NDAs to WFH and the availability of the Products from WFH.

        (b) The parties will jointly issue the press release attached hereto as
Exhibit 3 on the first business day following the Effective Date (the "Initial Release").

        (c) Following the dissemination of the Initial Release, the parties will jointly issue and agree upon any other press release and any other public announcement which refers to this Agreement or to the relationship of the parties. Each party shall obtain the other party's prior written approval for such press releases and public announcements, which approval will not be unreasonably withheld. Such approval shall not be needed if a party reasonably believes the press release or public announcement is required by force of law. In such instance the other party shall have a reasonable opportunity to comment on the proposed disclosure. Notwithstanding the foregoing or the provisions of the Non-Disclosure Agreement, ROCHE acknowledges and agrees that WFH may publicly file a copy of this Agreement as an exhibit to its reports with the U.S. Securities and Exchange Commission (the "SEC") if WFH determines such filing to be necessary, provided that (i) WFH shall supply to ROCHE an advance copy of the form of the Agreement as proposed to be filed with the SEC, (ii) WFH shall give ROCHE the opportunity to comment on such proposed filing, and (iii) WFH shall take all reasonable and lawful actions to obtain confidential treatment with respect to the provisions of this Agreement which WFH or ROCHE reasonably deem to be competitively sensitive information.

        9.5 Captions All titles and captions in this Agreement are for convenience only and shall not be of any force or substance.

        9.6 Severability In the event that a court of competent jurisdiction holds that a particular provision or requirement of this Agreement is in violation of any law, such provision or requirement shall not be enforced only to the extent that it is in violation of such law and all other provisions and requirements of this Agreement shall remain in full force and effect.

        9.7 Assignment This Agreement shall be binding upon, and shall inure to the benefit of the respective successors of the parties hereto, or to an assignee of all of the good will and entire business and assets of a party hereto, but shall not otherwise be assignable, except to an Affiliate as defined herein, without the prior written consent of the other party, which consent will not be unreasonably withheld.

        9.8 Entire Agreement This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all previous agreements whether written or oral except for the Non-Disclosure Agreement. No modification or amendment hereof shall be of any force or effect unless it is in writing signed by the parties to be bound thereby.

        IN WITNESS WHEREOF Women First HealthCare, Inc. and Hoffmann-La Roche Inc. have caused this Agreement to be duly executed by their authorized representatives on the dates written below.


WOMEN FIRST HEALTHCARE, INC.                   HOFFMANN-LA ROCHE INC.


By:    /s/ Edward F. Calesa                    By:    /s/ George B. Abercrombie
       -----------------------------                  -------------------------

Name:  Edward F. Calesa                        Name:  George B. Abercrombie
       -----------------------------                  -------------------------

Title: Chairman, President & CEO               Title: President and CEO
       -----------------------------                  -------------------------

Date:  October 15, 2001                        Date:  October 12, 2001
       -----------------------------                  -------------------------



                                                             Approved As To Form
                                                                       LAW DEPT.
                                                                     By: /s/ JMP

                                    EXHIBIT 1

                         BACTRIM DOCUMENTATION TRANSFER


NDA 17-377 - Bactrim(TM) (trimethoprim and sulfamethoxazole) DS (double strength) Tablets and TableTS
NDA 17-560 - Bactrim(TM) (trimethoprim and sulfamethoxazole) Pediatric
             Suspension
NDA 18-374 - Bactrim(TM) (trimethoprim and sulfamethoxazole) IV Infusion
IND 6132   - Bactrim (trimethoprim and sulfamethoxazole) Tablets (withdrawn
             9/29/94)
IND 8455   - Bactrim (trimethoprim and sulfamethoxazole) Suspension (withdrawn
1/3/91)
IND 11,565 - Bactrim IV Infusion (withdrawn 7/13/87)
IND 24,941 - Bactrim IV Infusion Double Bag Delivery System (withdrawn 1/6/86)

All regulatory and clinical documentation associated with these applications.

The regulatory documentation includes the following general types of information:

- Flysheets (detailed chronological listing of all submissions sent to/received from FDA)

-       Correspondence Folders

-       FDA Submissions

-       15 Day Reports

-       Promotional Folders

-       Microfiche

The clinical documentation includes the following general types of information:

-       Case Report Forms

-       Investigator Data (e.g., curricula vitae)

-       Shipping Labels

-       IMR (Investigational Material Returned) Forms

Other documentation consists of:

- All business, financial, legal, trademark and other due diligence materials made available to WFH for review in anticipation of the execution of the Agreement to which this Exhibit 1 is attached

- All manufacturing documentation, standard operating procedures and analytical information relating to finished product and APIs (trimethoprim and sulfamethoxazole)

-       All complaint files and investigations

-       All stability files and investigations

-       All adverse event files and investigations

-       All quality control files and investigations

-       All annual product reviews

                                    EXHIBIT 2

BACTRIM(TM) DS TABLETS  --  ***

BACTRIM(TM) TABLETS  --  ***



                                TRANSFER SUPPLIES



Material                                                   Approximate Quantity
--------                                                   --------------------
RAW MATERIALS
Med Antifoam C                                                    ***
Saccharin Sod                                                     ***
Rasp Fl 50.954/A                                                  ***
Glycerine                                                         ***
Calcium Chloride                                                  ***

PACKAGING MATERIALS
Bottle Glass Amb Shelf Saver NP                                   ***
Insert Cut Bactrim & Bactrim DS                                   ***
Plastic Seal-Logo                                                 ***
Tape Reinforced 3                                                 ***
Shipper Misc. 24X10 Oz. Btl                                       ***
Label PS Bactrim IV                                               ***
Seal Plastic                                                      ***
Marlex                                                            ***
Cap Mtl/Plastic 38mm CRC                                          ***
Break                                                             ***



*** Certain information (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

                                    EXHIBIT 3

                              INITIAL PRESS RELEASE



                                                CONTACT:

                                                Charles M. Caporale
                                                Vice President/CFO
                                                Women First HealthCare, Inc.
                                                858.509.3806
                                                ccaporale@womenfirst.com

                                                Diane Donohue
                                                Director, Public Relations
                                                Women First HealthCare, Inc.
                                                858.509.3860
                                                ddonohue@womenfirst.com


WOMEN FIRST HEALTHCARE ACQUIRES THE BACTRIM(TM)FAMILY OF PRODUCTS FROM HOFFMANN-LA ROCHE; PROVIDES GUIDANCE THAT FOURTH QUARTER TO BE IN LINE WITH EXPECTATIONS

SAN DIEGO, OCTOBER XX, 2001 - Women First HealthCare, Inc. (Nasdaq: WFHC) has acquired exclusive U.S. rights to the Bactrim(TM) family of antibacterial products from Hoffmann-La Roche Inc., the U.S. prescription drug unit of the Roche Group (Roche), effective October xx, 2001. This is the fourth acquisition for the Company in the last ten months. Indicated for a variety of usages including the treatment of certain urinary tract infections, Bactrim(TM) (trimethoprim and sulfamethoxazole) is the latest addition to Women First's pharmaceutical portfolio, which also includes estrogen replenishment in oral and transdermal patch form, a headache management product, and a development-stage prenatal vitamin. Annual sales by Roche of the Bactrim(TM) products are in the $2.5 million range.

Women First paid $6.0 million to acquire all existing U.S. inventory and rights in the U.S. to the New Drug Applications (NDAs) for Bactrim(TM) DS (double strength) Tablets, Bactrim(TM) Tablets, Pediatric Suspension, and Intravenous
(IV) Infusion. Additionally, Women First was granted a sole and exclusive royalty-free license to use the Bactrim(TM) trademark in the U.S. Subject to certain terms of the agreement, Women First will be able to extend this royalty-free license in the U.S. to new delivery forms, reformulations and other modified forms of Bactrim(TM) DS and Bactrim(TM). Women First will assume the responsibility for finding a manufacturer for the products.

Women First will initially concentrate marketing efforts on sales leader Bactrim(TM) DS, which has a proven track record in the treatment of certain urinary tract infections (UTIs). Women are particularly prone to UTIs. According to the National Institute of Diabetes & Digestive & Kidney Diseases, one woman in five develops a UTI during her lifetime(1). The incidence of UTIs in women increases linearly with age, making UTIs a common urogenital complaint of menopausal and postmenopausal women seeking clinician consultation. According to NDC Health, the total market for the Bactrim(TM) family of products and their generic equivalents in 2000 was $265 million.

"We are pleased to announce the acquisition of the Bactrim(TM) brand of products, which is well recognized and highly regarded throughout the physician community," said Company chairman, president and CEO Edward F. Calesa. "We have been looking to expand Women First's specialty pharmaceutical portfolio to include infection control for urinary tract infections, a major complaint of women of all ages. Women First plans to evaluate the products' potential for reformulation to maximize their potential in this significant market. The Bactrim(TM) acquisition, a direct outgrowth of our recent $31.5 million private placement, positions the Company to achieve sales and profitability expectations for the fourth quarter 2001 and to meet our long-term goal of sustainable and accelerating profitability."

                                     -more-


WOMEN FIRST HEALTHCARE ACQUIRES THE BACTRIM(TM)FAMILY OF PRODUCTS FROM HOFFMANN-LA ROCHE; FOURTH ACQUISITION IN TEN MONTHS
2-2-2

About Bactrim(TM)(trimethoprim and sulfamethoxazole) DS (double strength)
Tablets

Bactrim(TM) (trimethoprim and sulfamethoxazole) Tablets and Suspensions are indicated for a number of conditions including Urinary Tract Infections due to certain susceptible strains of organisms, Acute Otitis Media in pediatric patients and Acute Exacerbations of Chronic Bronchitis in Adults due to susceptible strains of Streptococcus pneumoniae or Haemophilus influenzae, Shigellosis caused by susceptible strains of Shigella flexneri and Shigella sonnei, Pneumocystis Carinii Pneumonia, and Traveler's Diarrhea in Adults due to susceptible strains of enterotoxigenic E. coli. The most common adverse side effects are gastrointestinal disturbances (nausea, vomiting, anorexia) and allergic skin reactions (such as rash and urticaria). Fatalities associated with the administration of sulfonamides, although rare, have occurred due to severe reactions including Stevens-Johnson Syndrome, toxic epidermal necrolysis, fulminant hepatic necrosis, agranulocytosis, aplastic anemia and other blood dyscrasias. Sulfonamide-containing products can produce, on rare occasions, severe allergic hyperreactivity reactions, which can be fatal. Cough, shortness of breath, and pulmonary infiltrates are hypersensitivity reactions of the respiratory tract that have been reported in association with sulfonamide treatment. Pseudomembranous colitis has been reported with nearly all antibacterial agents and may range in severity from mild to life-threatening. It is important to consider this diagnosis in patients who present with diarrhea. Sulfonamide-containing products such as trimethoprim/sulfamethoxazole should be discontinued at the first appearance of skin rash or any sign of adverse reaction. For other important product information on Bactrim(TM), please see Complete Prescribing Information.

(1) National Institute of Diabetes & Digestive & Kidney Diseases (NIDDK). Urinary Tract Infection in Adults. Information accessed from NIDDK website at http://www.niddk.nih.gov/health/urolog/pubs/utiadult/utiadult.htm. Accessed
9/24/01.

About Women First HealthCare, Inc.

Women First HealthCare, Inc. (Nasdaq: WFHC) is a San Diego-based specialty pharmaceutical company. Founded in 1996, its mission is to help midlife women make informed choices regarding their health care and to provide pharmaceutical products--the Company's primary emphasis--and lifestyle products to meet their needs. Women First HealthCare is specifically targeted to women age 40+ and their clinicians. An internationally recognized Health Advisory Board of experts in women's health guides Women First HealthCare in the development of information and products for women and clinicians as women transition from perimenopause through postmenopause. The Company operates in three segments:
Pharmaceuticals, Consumer Business, and Corporate Marketing. Product focus currently includes estrogen replenishment, headache management, antibacterial/urinary tract infection management, dietary supplementation, and self-care/lifestyle. Further information about Women First HealthCare can be found online at www.womenfirst.com, About Us and Investor Relations. Information about the Company's As We Change(R) national mail order catalog and Internet retailer can also be found online at www.aswechange.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to various risks, and Women First HealthCare, Inc. cautions you that any forward-looking information is not a guarantee of future performance. Women First HealthCare, Inc. disclaims any intent or obligation to update these forward-looking statements. Actual results could differ materially due to a number of factors, including (i) we have incurred significant losses since we were founded in November 1996, and if midlife women do not use, and their clinicians do not recommend, the products we offer, we will continue to experience significant losses; (ii) there is a limited market awareness of our Company and the products and services we offer;
(iii) we may not be able to identify appropriate licensing, co-promotion or acquisition candidates in the future or to take advantage of the opportunities we identify; (iv) we and our products face significant competition; (v) if we do not successfully manage any growth we experience, we may experience increased expenses without corresponding revenue increases; (vi) we are dependent on single sources of supply for all of the products we offer; and (vii) additional factors set forth in the Company's Securities and Exchange Commission filings including its Annual Report on Form 10-K for the period ended December 31, 2000 and its Form 10-Q for the period ended June 30, 2001.

                                      # # #